THIS SHARE PURCHASE AGREEMENT (the "Agreement") is dated September 13, 2001.

BETWEEN:

PRIME HOLDINGS AND INVESTMENTS INC., a Nevada corporation with its corporate office at Suite 200-8275 South Eastern Avenue Las Vegas, Nevada, USA

Fax No. 604-922-1666

(herein called "Prime")

AND:

S.I.T.I. S.p.A. (Societa Italiana di Telecomunicazioni Integrate), an Italian corporation with its corporate office at Via della Spiga 22 , 20121 Milano, Italy

Fax No. 02-7631-7617

(herein called "S.I.T.I.")

WHEREAS:

A. S.I.T.I. owns a majority interest in a group of companies specializing in telecommunications and applied technologies, particulars of which are set forth in attachment "A"; and

B. S.I.T.I. has authority fromfrom shareholders to transfer 100% of the issued and outstanding shares of S.I.T.I. in accordance with the terms of this Agreement; and.

C. Prime is a fully reporting company whose stock trades on the OTCBB, and wishes to purchase 100% of the issued and outstanding shares of S.I.T.I.

NOW, THEREFORE, based on the foregoing premises, which are incorporated herein by reference, and for and in consideration of the mutual covenants and agreements contained herein, the sufficiency of which is hereby expressly acknowledged, the Parties agree as follows:

1. Purchase the S.I.T.I. Shares. S.I.T.I. agrees to sell to Prime, and Prime agrees to purchase 100% of the issued and outstanding shares of S.I.T.I. (the "S.I.T.I. Shares"), upon the terms and conditions set forth in this Agreement.

2. Purchase Price. The purchase price for the S.I.T.I. Shares will be forty five million (45,000,000) common shares of Prime (the "Prime Shares"), issued to those shareholders set forth in attachment "B". The Prime Shares will be restricted in accordance with Rule 144 of the regulations promulgated under the Securities Act of 1933 regulations imposed by the United States Securities and Exchange Commission.

3. Closing. Closing shall take place on or before September 14, 2001 at 3pm Pacific Standard Time (the "Closing Date"). On the Closing DateAt closing:

(i) S.I.T.I. shall deliver to Prime all of the S.I.T.I. Shares, issued in the name of Prime, plus a legal opinion from S.I.T.I.'s Italian legal counsel that the shares have been duly and validly issued, and represent 100% of the outstanding shares of S.I.T.I. and those shareholders transferring said shares have authority to do so;

(ii) Prime shall deliver to S.I.T.I. the Prime Shares, issued in the names set forth in attachment "B", plus a legal opinion from Prime's legal counsel that the shares have been duly and validly issued and represent 45,000,000 common shares of Prime;

(iii) S.I.T.I. is obligated and bound by this Agreement to pay Prime for all legal and other expenses incurred for this transaction. Prime represents that it owes to Rockridge Capital Corp and Peter Matthews one hundred thousand US dollars (US$100,000) in this regard. SITI shall transfer to Prime US$100,000, which Prime shall pay to Peter G. Matthews at closing. Prime shall provide an invoice for the residual amount plus any other remaining costs by October 31, 2001.

4. S.I.T.I.'s Representations and Warranties. S.I.T.I. hereby represents and warrant as follows:

(i) S.I.T.I. has full, lawful power and authority to enter into and to carry out the terms of this Agreement;

(ii) S.I.T.I. owns a majority interest in those companies listed in attachment "A", free and clear of all liens, pledges or encumbrances or any kind, nature or description;

(iii) S.I.T.I. has an estimated market value of not less than forty million US dollars (US$40,000,000).

(iii) S.I.T.I. has legal authority to transfer the S.I.T.I. shares to Prime, free and clear of all liens, pledges or encumbrances of any kind, nature or description, with full and unrestricted legal power, authority and right to transfer and deliver the S.I.T.I. Shares to Prime pursuant hereto, and upon delivery of the S.I.T.I. Shares to Prime, Prime will be the owner of fully paid and non-assessable S.I.T.I. Shares and receive legal title to such S.I.T.I. Shares, free and clear of all liens, claims, pledges or encumbrances of any kind, nature or description. The S.I.T.I. Shares sold herein represent one hundred percent (100%) of the issued and outstanding common stock of S.I.T.I..

5. Prime's Representations and Warranties. Prime hereby represents and warrants as follows:

(i) Prime has full, lawful power and authority to enter into and to carry out this Agreement;

(ii) Prime will issue and deliver the Prime Shares at closing, free and clear of all liens, pledges or encumbrances of any kind, nature or description;

(iii) Prime has, to the best of its knowledge, complied with all reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and has never been subject to any SEC administrative proceedings, enforcement actions or sanctions and there is not such proceeding or enforcement investigation pending or threatened;

(iv) Except as specifically set forth in its Financial Statements, Prime does not have any material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise. Between the date of its last quarterly financial statement, June 30, 2001, and the Closing Date Prime will not incur ongoing monthly payables relating to administrative, legal and accounting expenses exceeding ten thousand US dollars (US$10,000).

6. Filing with the Securities and Exchange Commission ("SEC")

S.I.T.I. is aware that Prime is subject to SEC reporting requirements, and agrees to provide any and all financial statements (prepared in US GAAP format) and copies of legal documents or contracts required by Prime's attorney to satisfy filing requirements of the SEC within sixty days after closing.

7. Prime Share Capitalization

Prime has an authorized share capital of five hundred million (500,000,000) common shares, and one hundred million (100,000,000) preferred shares. S.I.T.I. agrees not to cause or consent, either directly or indirectly through its principal shareholders, directors or officers, to any alteration in the share capitalization of Prime that would give effect to a reverse split or consolidation or in some similar manner change the equity of Prime's shareholders existing on the Closing Date, for a minimum period of twelve months after the Closing Date.

8. Preferred Shares

Pergarex SA has agreed to arrange future financings of Prime. In consideration for this covenant, Prime will issue to Pergarex SA a total of ten million (10,000,000) preferred shares, at Closing. The preferred shares will entitled to one vote per share on resolutions brought before any meeting of common shareholders. The preferred shares will be convertible to common shares of Prime at the rate of one preferred share for four common shares, after the trading value of Prime common shares exceeds US five dollars (US$5) per share for a period of at least thirty (30) consecutive days on the NASD OTC BB.

9. General.

9.1 This Agreement shall inure to the benefit of and be binding on all of the parties hereto and their respective executors, administrators, successors and permitted assigns.

9.2 This Agreement shall not be modified, amended, rescinded or waived, in whole or in part, except by written amendment signed by the parties hereto.

9.3 An Italian translation of this Agreement prepared by SITI is attached hereto as Attachment C.

9.4 The headings to the articles, paragraphs, parts or clauses of this Agreement and the table of contents are inserted for convenience only and shall not affect the construction hereof.

9.5 All representations, warranties and agreements contained in this Agreement shall survive the execution and delivery hereof and the delivery of the Prime Shares and S.I.T.I. Shares on closing.

9.6 In the event a dispute arises under the provisions of this Agreement, the parties agree to submit the matter in dispute to arbitration. All arbitration shall be conducted pursuant to the rules and procedures of the American Arbitration Association for commercial arbitration. Any such arbitration shall occur in Las Vegas, Nevada, USA. Any judgment rendered pursuant to such arbitration shall be binding upon the parties and the damages found by the arbitrator, compensation, cost and expenses for such arbitration shall be allocated as part of the judgment of the arbitration. Any decision rendered by an arbitrator may be enforceable by the prevailing party responsible to pay in any court of competent jurisdiction.

9.7 Any notice, direction or other communication required or permitted to be given under this Agreement shall be in writing and may be given by fax transmission or hand delivery to the fax number or address stated on the first page of this Agreement. Any notice, direction or other such communication will have been given and received on the day it was delivered. Either party may at any time give notice in writing of any change of fax number or address, which will then be the fax number or address of such party for the purposes of filing notice hereunder.

9.8 The parties hereto acknowledge that they have read the above terms and conditions and understand and agree to be bound thereby.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

Prime Holdings and Investments Inc. S.I.T.I. S.p.A.

____________________________________ ____________________________________

Robin J. Harvey, President John G. Visendi, Chief Executive Officer

____________________________________ ____________________________________

Witness Witness